EXHIBIT 10.1

MINERALS TECHNOLOGIES INC.
NONFUNDED DEFERRED COMPENSATION AND UNIT AWARD PLAN FOR
NON-EMPLOYEE DIRECTORS
(As Amended and Restated, Effective January 1, 2008)

1. Purposes. The purposes of this Minerals Technologies Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (the "Plan") are (i) to provide each non-employee director of Minerals Technologies Inc. (the "Company") with compensation in the form of stock units ("Units"), as described in Section 4, for his or her services; and (ii) to allow each non-employee director the opportunity to defer payment of cash compensation until he or she ceases to be a director of the Company. The Plan is intended to promote a greater identity of interest between the Company's non-employee directors and the Company's stockholders and to assist the Company in attracting and retaining non-employee directors. In addition to the amounts described in the Plan, the Company also pays cash retainer fees and other amounts to non-employee directors in consideration of their services on the Board of Directors of the Company.

2. Eligibility. All members of the Board of Directors of the Company who are not employees of the Company or of any subsidiary of the Company are eligible to participate in the Plan.

3. Effective Date. The Plan, as amended and restated, is effective January 1, 2008. Units awarded and amounts deferred under the predecessor to this Plan shall be governed by the terms of this Plan.

4. Unit Awards. Each eligible director shall be paid a retainer fee in the form of Units as provided in this Section 4. Each Unit shall be an unfunded, unsecured obligation of the Company with an initial value equal to the closing market price of the Company's Common Stock on the date of grant.

(a) Each director who is a director on the date of the Board of Director's annual meeting shall receive an annual retainer grant of the number of Units with a value of $53,000 at the time of grant.

(b) The Board of Directors or the Compensation Committee of the Board may, from time to time, increase the dollar amounts contained in this Section 4 without an amendment to this Plan.

5. Voluntary Deferral of Cash Compensation.

(a) Amount of Voluntary Deferral. Each eligible director may elect to defer receipt of all or a specified portion of compensation payable in cash for service as a director in a calendar year. Deferrals under this Section 5 shall be referred to as "Voluntary Deferrals." "Compensation" as used in this Plan refers to amounts paid to directors as retainer fees (for both Board and Committee services) or similar fees, and shall not refer to reimbursements for expenses.

(b) Manner of Electing Voluntary Deferral. Each eligible director shall elect to make a Voluntary Deferral by giving written notice to the Secretary of the Company on the applicable election form (the "Election Form"), specifying the amount of the Voluntary Deferral, expressed as a percentage of compensation.

(c) Time of Election. Elections with respect to Voluntary Deferrals are subject to the following terms:

(i) A nominee for election for director (who is not at the time of nomination a sitting director) may elect a Voluntary Deferral within 30 days before election to the Board of Directors and before being entitled to receive any compensation for service on the Board or a committee. A Voluntary Deferral shall be effective upon such person's election to the Board for the remainder of the calendar year in which such person is elected.

(ii) A sitting director may make an election to defer fees for each calendar year. Such election must be made no later than December 31 of the year before the year in which the services are performed for which the fees are paid. Such election shall become irrevocable with respect to the following calendar year on December 31. If a director does not make an affirmative election to defer compensation for a calendar year, no amount shall be deferred for such calendar year, without regard to whether the director had an election to defer in place for a prior calendar year.

6. Deferred Director's Fees Account. As Units are granted to a director pursuant to Section 4, and as fees are deferred pursuant to Section 5, Units shall be credited to a general ledger account ("Account"), established for such purpose on the Company's books and administered as provided below.

(a) Credit to Account. In the case of Units awarded pursuant to Section 4, the director's Account shall be credited with the number of Units so awarded on the date specified in such Section. In the case of Voluntary Deferrals pursuant to Section 5, the director's Account shall be credited with the number of Units, calculated to the nearest thousandth of a Unit, determined by dividing the dollar amount of fees deferred by the closing market price of the Company's Common Stock on the date such fees accrue.

(b) Dividend Equivalents. Each director shall be entitled to dividend equivalents with respect to each Unit credit to his or her Account in an amount equal to the cash dividends paid with respect to a share of the Common Stock of the Company. Such dividend equivalents shall be credited to the director's Account by increasing the number of Units in the director's Account by an amount equal to the number of Units in the director's Account multiplied by any cash dividend declared by the Company on a share of its Common Stock, divided by the closing market price of such Common Stock on the date such dividends would otherwise have been paid.

(c) Prior Deferrals. Notwithstanding the foregoing, if a director had elected before January 1, 2008 under the predecessor to this Plan for any deferred cash fees to be treated as invested in Fund I of the Minerals Technologies Inc. Savings and Investment Plan (the "Savings Plan"), such investment election shall continue to apply to such amounts, except that such amounts shall be treated as invested in the Stable Value Fund of the Savings Plan. A director may elect at any time by written notice to the Secretary of the Company for amounts treated as invested in the Stable Value Fund to be converted to Units based on the cash value of such amounts and the closing market price of Company Common Stock on the date of the conversion. Further notwithstanding the foregoing, if a director had elected before January 1, 2008 under the predecessor to this Plan for any dividend equivalents on deferred amounts to be paid in current cash rather than credited as additional Units, such election shall continue to apply to such amounts through the end of 2008. Effective January 1, 2009, any future dividend equivalents will not be paid in current cash but will instead be credited as additional Units.

7. Payment of Deferred Compensation.

(a) Form of Payment. Payment from a director's Account shall be made in cash in a single lump sum and shall include dividend equivalents and earnings determined under Section 6 that have accrued through the date immediately preceding the valuation date for such payment. Notwithstanding the foregoing, if a director made an election under a predecessor to this Plan for amounts voluntarily deferred in calendar years prior to 2009 to be paid in the form of installments, such payment election shall apply to such amounts. For purposes of this Section 7(a), amounts that are to be paid in the year of the director's separation from service shall be valued as of the first business day of the month following such separation, and amounts that are to be paid in the year following the year of the director's separation from service shall be valued as of the first business day of the year following such separation.

(b) Time of Payment - Unit Awards. Units in a director's Account that were granted pursuant to Section 4 of the Plan or Section 2 of the predecessor to this Plan shall be paid within forty-five days of the director's separation from service as a director of the Company.

(c) Time of Payment - Voluntary Deferrals. Amounts that were credited to a director's Account based on fees deferred pursuant to Section 4 of the Plan or Section 3 of the predecessor to this Plan shall be paid as elected by the director. For calendar year 2009 and later years, each director shall specify on an Election Form prior to the beginning of each calendar year to have the Units credited to his or her Account for that year paid (1) within forty-five days of the director's separation from service as a director of the Company or (2) within forty-five days of the beginning of the year following the year in which the director separates from service as a director of the Company. For calendar years before 2009, the director's payment election under the predecessor to this Plan shall apply to such amounts. If a director fails to make an election under this Plan or the predecessor to this Plan, the director shall be deemed to have elected for Units credited to his or her Account for that year paid in a single lump sum within forty-five days of the director's separation from service as a director of the Company.

(d) 2008 Election Changes. To the extent and in the manner permitted by the Company, a director may elect before the end of 2008 to change any existing payment election with respect to amounts voluntarily deferred in years before 2009 under this Plan or the predecessor to this Plan to a single lump sum paid at a time permitted under Subsection 7(c), provided, however, that no such change shall cause an amount otherwise payable in 2008 to be paid in a later year, nor shall such change cause an amount otherwise payable in a year after 2008 to be paid in 2008.

8. Amount Payable Upon Death.

(a) Lump-Sum Payment. If a director should die before payment of amounts credited to his or her Account, such amounts (including dividend equivalents and earnings in relation to the elapsed portion of the year of death) shall be paid to the director's designated beneficiary or beneficiaries or to the director's estate, in a single sum payment to be made as soon as practicable following the director's death, and in no event later than ninety days after the director's death.

(b) Designated Beneficiaries. A director may designate one or more beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon the director's death. At any time, and from time to time, any such designation may be changed or canceled by the director without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice submitted to the Secretary of the Company and shall not be effective until received by the Secretary. If a director designates more than one beneficiary, any payments to such beneficiaries shall be made in equal shares unless the director has designated otherwise. If the director has named no beneficiary, or if all of the designated beneficiaries have predeceased the director, the beneficiary shall be the director's estate.

9. Unfunded Promise to Pay; No Segregation of Funds or Assets. The right of a director to receive any unpaid portion of the director's Account shall be an unsecured claim against the general assets of the Company. Neither anything contained in this Plan nor the establishment or maintenance of the Account shall require the segregation of any assets of the Company or any type of funding by the Company of such Account or the amounts payable therefrom, it being the intention that the Plan be an unfunded arrangement for federal income tax purposes. No director shall have any rights to or interest in any specific assets or shares of common stock of the Company by reason of the

Plan, and his or her only rights to enforce payment of the obligations of the Company hereunder shall be those of a general creditor of the Company. It is further understood that the Units credited to the Account shall be only a means for measuring the amount of deferred compensation payable under the Plan and shall not constitute or represent outstanding shares of common stock of the Company for any purpose.

10. Changes in Capitalization. The number of Units credited to each director's Account shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock of the Company to holders of outstanding shares or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company. Appropriate adjustments shall also be made to reflect any recapitalization, reclassification of shares or reorganization affecting the capital structure of the Company. In the event of a merger or consolidation in which the Company is not the surviving corporation or in which the Company survives only as a subsidiary of another corporation, and in such transaction the holders of Common Stock of the Company become entitled to receive shares of stock or securities of the surviving corporation, the director's Account shall be credited with Units equaling that number of hypothetical shares of securities of the surviving corporation that would be exchanged for the shares of common stock of the Company in such transaction if they had been outstanding shares, and any cash or other consideration that would be receivable if such shares had been outstanding shall be credited to the director's Account.

11. Nonassignability. The right of a director to any fees or Units credited to his or her account shall not be subject to assignment by the director. If a director does assign his or her right to any fees or Units credited to his or her account, the Company shall disregard such assignment and discharge its obligation hereunder by making payment as though no such assignment had been made.

12. Administration. This Plan shall be administered by the Board of Directors or a Committee designated by the Board, which shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof. The Plan is intended to be and at all times shall be interpreted and administered so as to comply with Internal Revenue Code Section 409A and the regulations and other guidance thereunder. References to "separation from service" in this Plan shall refer to a separation from service within the meaning of Section 409A and the regulations and other guidance thereunder.

13. Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the state of Delaware without regard to any other jurisdiction's choice of law rules.

14. Amendment and Termination. This Plan may be amended or modified at any time by the Board of Directors of the Company; provided, however, that no such amendment or modification shall, without the consent of each director, adversely affect such director's rights with respect to amounts theretofore accrued to the director's Account. The Plan may be terminated and Account balances distributed to directors in accordance with and subject to the rules of Treas. Reg. § 1.409A-3(j)(4)(ix) and any generally applicable guidance issued by the Internal Revenue Service permitting such termination and distribution; provided, however, that no such termination shall, without the consent of a director, adversely affect such director's rights with respect to amounts theretofore accrued to the director's Account.